Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the _5th _ day of April, 2022, by and between LEANDER ASSOCIATES, LTD., a Texas limited partnership (collectively, “Seller”), and LEANDER RIDGE, LLC, a Texas limited liability company (“Buyer”).

ARTICLE 1 PURCHASE AND SALE

1.01 Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, approximately 4.7 acres of land located at the northwest corner of S. Bagdad Rd. and Vista Ridge in Leander, Williamson County, Texas (the “Land”), which Land is more particularly depicted on Exhibit A attached hereto, together with Seller’s rights, title and interest, if any, in and to all and singular the rights, privileges, hereditaments and appurtenances pertaining to such real property, which shall include the following: (a) all adjacent streets, roads, alleys, easements and rights-of-way, public or private, open or proposed, in, across, abutting or adjacent to or used in connection with the Land; (b) strips and gores, if any, between the Land and any abutting properties, whether owned or claimed by deed, limitations or otherwise; (c) all entitlements and development rights relating, belonging or appurtenant to or associated with, the Land, including all right, title, and interest of Seller in and to any and all: (i) utilities, utility capacity, sewage treatment capacity, water rights, water and well permits, water capacity, drainage, and detention rights (including any form of reservation which may be granted by any governmental subdivision), if any to serve or which will serve the Land and improvements now or hereafter constructed thereon; (ii) assignable existing licenses, permits, governmental approvals and authorizations issued by any governmental authority in connection with the Land; (iii) rights under zoning cases, preliminary plans, plats, and other development applications and approvals; and (iv) all other development rights, powers, privileges, options, or other benefits associated with, that pertain to, are attributable to, are appurtenant to, apply to, or which otherwise benefit the Land.

The Land and all the above-described property rights and interests are collectively referred to herein as the “Property”.

1.02 Purchase Price. The purchase price for the Property is $392,040 per acre ($9.00/sf) of developable land, for an approximate total amount of One Million Eight Hundred Forty-Two Thousand Five Hundred Eighty-Eight and 00/100 Dollars ($1,842,588.00) (the “Purchase Price”).

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1.03 Deposit. Within three (3) business days after the Effective Date (as defined in the Receipt attached hereto to be executed by the Escrow Agent), Buyer shall deposit the sum of Twenty Thousand and No/100 Dollars ($20,000.00) (the “Initial Deposit”) in immediately available funds, by federal wire transfer to Presidio Title, LLC, Attn: Danita Sherrill (the “Escrow Agent” or “Title Company”), having its office at 7373 Broadway, #105, San Antonio, Texas 78209, tel: (210)-757-9600; email: dsherrill@presidiotitle.com, to be held by the Escrow Agent as earnest money in accordance with the terms and provisions of this Agreement. If Buyer does not elect to terminate this Agreement prior to the expiration of the Feasibility Period or the Permitting Period in accordance with Section 3.02 and Section 3.06 below, then Buyer shall deliver to the Title Company as an additional earnest money deposit an amount equal to Twenty Thousand and No/100 Dollars ($20,000.00) (the “Additional Deposit”) within three (3) business days following the expiration of the Permitting Period. As used in this Agreement, “Deposit” means the Initial Deposit and the Additional Deposit. The Escrow Agent shall hold the Deposit in an interest bearing account reasonably acceptable to Seller and Buyer, in accordance with the terms and conditions of this Agreement. All interest accruing on the Deposit while being held by the Escrow Agent shall be deemed a part thereof and shall be delivered to the party entitled to receive the Deposit. The failure of Buyer to timely deliver the Initial Deposit or Additional Deposit shall immediately be deemed a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement by providing written notice to Buyer, and any all Deposits that have been received by the Title Company shall be released to Seller. The Deposit shall be applied as a credit to the Purchase Price at the Closing and is refundable to Buyer as set forth below; provided, that as set forth in Section 3.06, the Deposit will become non-refundable if this Agreement is not terminated prior to the end of the Permitting Period or any Permitting Extension Period and shall be immediately released to Seller.

1.04 Independent Consideration. Contemporaneously with the payment of the Deposit to the Title Company, Buyer shall make a payment to Title Company in an amount equal to Five Thousand and No/100 Dollars ($5,000.00) (the “Independent Consideration”) for Seller’s account, which Title Company shall deliver to Seller upon receipt. The Independent Consideration is additional and separate consideration for Seller’s execution of this Agreement and Buyer’s right to terminate this Agreement during the Feasibility Period and the Permitting Period as provided herein. The Independent Consideration is non-refundable but will be applicable to the Purchase Price if Closing occurs.

1.05 Escrow Agent. Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Buyer agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent’s willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Deposit, Escrow Agent shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Buyer and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may interplead the Deposit in accordance with the laws of the state in which the Property is located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.

Escrow Agent shall execute this Agreement and the Escrow Agreement, if any, solely for the purpose of being bound by the provisions of Sections 1.04 and 1.05 hereof.

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1.06 Participation Option. At any time prior to the receipt of the Approvals (as defined below) by Buyer, Seller shall have the option (the “Participation Option”) to elect to contribute a portion of the Property in the minimum value of $600,000 (the “Contributed Property”) to Buyer. Should Seller elect to exercise the Participation Option, Seller will deliver notice of such election in writing to Buyer, which notice will also indicate the value that Seller desires to contribute. In exchange for the Contributed Property, Seller and Buyer will enter into an agreement in a form and substance acceptable to both parties whereby Seller shall receive an amount equal to the Contributed Property multiplied by 115% (the “Contribution Value”). At Closing, Buyer and Seller will enter into an agreement mutually acceptable to Buyer and Seller (the “Participation Agreement”), which Participation Agreement will provide that all distributions of cash flow from the development on the Property will first be paid to Seller pari passu with all other distributions of return of capital paid to the members of Buyer until such time that Seller has received an amount equal to the Contribution Value prior to any distributions of profits to any other owners. Following the distribution of the Contribution Value to Seller, Seller will not be entitled to any further distributions. As used herein, the term cash flow shall mean the gross cash receipts from the ownership, operation, financing, development, sale of all (or a portion of) the Property less all expenses with respect to the Buyer’s development costs, transaction costs incurred (other than any expenses paid to affiliates or related parties or foreign persons, as defined in Section 4.02(c)), any financing or sale of its assets and properties and customary expenses of the development and any income derived from leasing the Property. Buyer and Seller shall agree on the form of the Participation Agreement, which agreement shall not be unreasonably withheld, delayed, or conditioned, on or prior to the later of (a) the expiration of the Permitting Period, or (b) twenty (20) days after Seller notifies Buyer that it elects to exercise the Participation Option.

ARTICLE 2

TITLE AND SURVEY

2.01 Title Commitment. Within fourteen (14) days of the Effective Date, Seller will provide or cause to be provided to Buyer, a commitment for title insurance on the Property (the “Title Commitment”) from the Title Company, dated no earlier than the Effective Date, setting forth the status of the title of the Property, (b) tax lien and judgment searches of Seller, and (c) legible copies of all documents referenced in the Title Commitment as exceptions or as otherwise noted in the Title Commitment (the “Title Documents”).

2.02 Survey. As soon as reasonably practicable after the Effective Date but prior to the expiration of the Feasibility Period as defined in Section 3.02, Buyer shall use commercially reasonable efforts to obtain a survey of the Property (the “Survey”) issued by a surveyor licensed as a professional surveyor in the State of Texas. Buyer agrees to deliver a copy of such Survey upon receipt to Seller and Title Company. At Closing, Seller agrees to reimburse Buyer one-half of the cost of the Survey, up to $3,000 (the “Survey Reimbursement”).

2.03 Title and Survey Review. Buyer shall have a period of ten (10) days after receipt of the Title Commitment, Title Documents and the Survey (the “Title Review Period”), to notify Seller in writing of any objections (“Title Objections.”) to any matters reflected in the Title Commitment and/or Survey (the “Objection Notice”). If Buyer fails to deliver an Objection Notice prior to the end of the Title Review Period, then Buyer will be deemed to have accepted all such exceptions to title and all other matters shown on the Title Commitment and Survey and such exceptions and matters shall be included in the term “Permitted Exceptions” (as defined herein). If Buyer delivers an Objection Notice to Seller, Seller may, within ten (10) days after receipt of the Objection Notice, notify Buyer that (a) Seller will attempt to cure and remove Title Objections prior to the Closing Date or (b) Seller elects not to cause such exceptions (including Survey matters objected to by Buyer) to be removed. If after the expiration of such ten-day period, Seller has not responded to the Objection Notice, Seller will be deemed to have elected to proceed in accordance with clause (b), i.e., to take no action with respect to Buyer’s Title Objections. Seller shall have no obligation to remove, satisfy or cure any Title Objections, except for liens voluntarily created by Seller that secure monetary obligations of Seller, judgment liens and delinquent real property taxes and assessments (the “Monetary Liens”), which Seller agrees to remove on or before Closing. For this purpose, Seller shall be entitled to a reasonable extension of the Closing Date if additional time is required, but in no event shall the extension extend for more than thirty (30) days. If Seller elects (or is deemed to have elected) not to cure such Title Objections, Buyer shall have ten (10) business days after the expiration of Seller’s ten-day response period, but in no event later than the expiration of the Feasibility Period, to either (i) terminate this Agreement by delivering written notice to Seller and the Title Company, whereupon the Title Company shall deliver the Deposit and any other amounts refundable herein, together with any interest thereon to Buyer less the Independent Consideration, and Seller’s obligation to sell and Buyer’s obligation to purchase the Property shall terminate absolutely; or (ii) elect to purchase the Property subject to the Title Objections which Seller has refused or failed to cure or remove, in which event such Title Objections shall be deemed “Permitted Exceptions” for all purposes hereunder. In the event Buyer does not elect (i) or (ii) above within ten (10) business days after the expiration of Seller’s ten-day response period, Buyer shall be deemed to have elected (ii) above.

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2.04 Pre-Closing “Gap” Title Defects. Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice Letter”) of any objections to title (a) raised by the Escrow Agent/Title Company or subsequently identified between the expiration of the Title Review Period and the Closing, other than a Permitted Exception, and (b) not disclosed by the Title Company or otherwise known to Buyer prior to the expiration of the Title Review Period as set forth in Section 2.03 (“Gap Title Defects”); provided that Buyer must notify Seller of such Gap Title Defects within five (5) business days of knowledge of the existence of such exception. If Buyer sends a Gap Notice Letter to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as applies to Buyer’s Title Objections under Section 2.03 hereof. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall have no right to object to any matters affecting title which arise after the Effective Date if such matters are expressly contemplated by this Agreement.

2.05 Permitted Exceptions. The term “Permitted Exceptions” as used herein includes: (a) any easement, right-of-way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment and either (i) to which Buyer fails to timely object pursuant to Sections 2.03 or 2.04, or (ii) waived by Buyer; (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of Closing, subject to adjustment as herein provided; and (c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property.

2.06 Conveyance of Title. At Closing, Seller shall convey and transfer to Buyer fee simple title to the Property, by execution and delivery of a special warranty deed (the “Deed”) in substantially the form attached hereto as Exhibit B, utilizing the legal description from the Survey or if the Land is platted, utilizing the platted legal description of the Land. Seller’s special warranty of title in the Deed shall be subject to the Permitted Exceptions. Evidence of delivery of such title shall be the Title Company’s binding commitment to issue to Buyer an Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price or other amount agreed to by Buyer, subject only to the Permitted Exceptions. Prior to the Closing, Seller will not further encumber the Property, other than as may be otherwise expressly contemplated by this Agreement or upon obtaining the prior written consent of Buyer.

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ARTICLE 3

REVIEW AND PERMITTING OF PROPERTY

3.01 Items to Be Delivered by Seller. Seller has previously delivered to Buyer, for Buyer’s review the following items (collectively, the “Property Information”) to the extent they are in Seller’s possession or reasonable control: (a) copies of all permits, if any, regarding the Property; (b) copies of all written rental agreements, leases, contracts and any other agreements with respect to the Property if any, that will not be terminated prior to Closing; (c) all environmental inspection reports or audits and information regarding the existence of “Hazardous Materials” (hereinafter defined) or underground storage tanks on the Property or the use or storage of Hazardous Materials on the Property, if any; (d) soil studies, engineering reports, plans, specifications, permits, and other similar materials relating to the physical and environmental condition and the development of the Property; (e) any other reports and audits with respect to the compliance of the Property with any state or local laws, if any. In the event this transaction does not close, then Buyer shall return to Seller all documents and other items received from Seller and/or procured by Buyer during its due diligence and/or inspections of the Property.

3.02 Right of Inspection. Beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date that is ninety (90) days following the Effective Date (the “Feasibility Period”), Buyer shall have the right to perform its physical inspection of the Property and shall have the right to enter upon the Property to perform such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property, as Buyer reasonably deems necessary or desirable, provided that any such inspections are at Buyer’s sole cost and expense, and are conducted to determine if the Property is suitable for Buyer’s purposes. Buyer understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Buyer after at least 24 hours’ prior written notice to Seller and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller. Seller reserves the right to have a representative present during any such inspections. If Buyer desires to do any invasive testing at the Property, Buyer shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed, but which consent shall be in Seller’s sole discretion, and which shall be at Buyer’s sole cost and expense. At Seller’s option, Buyer will furnish to Seller copies of any reports received by Buyer relating to any inspections of the Property. Buyer, its engineers, architects, employees, contractors, consultants, and agents shall maintain commercial liability insurance policies (in an amount not less than One Million Dollars ($1,000,000 or as approved by Seller or Seller’s representative)) insuring against claims arising as a result of the inspection of the Property. Prior to commencing any inspections, Buyer shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured.

3.03 Environmental Inspections. During the Feasibility Period, Buyer shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete a Phase I environmental inspection and assessment of the Property and Seller consents to such environmental inspections. Should Buyer determine that a Phase II environmental inspection is desired or necessary, Buyer shall deliver to Seller a copy of the Phase I report and the scope of the Phase II assessment desired prior to proceeding with the Phase II assessment. Buyer shall obtain Seller’s prior written consent prior to conducting a Phase II assessment on the Property.

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3.04 Right of Termination. If for any reason whatsoever Buyer determines that the Property or any aspect thereof is unsuitable for Buyer’s acquisition, Buyer shall have the right to terminate this Agreement within the Feasibility Period by giving written notice thereof to Seller and if Buyer gives such notice of termination, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this Section 3.04 prior to the expiration of Feasibility Period, then neither party shall have any further rights or obligations hereunder (except for those rights, obligations or liabilities which expressly survive the termination of this Agreement), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer fails to give Seller a notice of termination prior to the expiration of the Feasibility Period, Buyer shall be deemed to have waived its right to terminate this Agreement during the Feasibility Period and the Escrow Agent shall immediately release the Deposit to Seller.

3.05 Indemnification. Buyer shall pay for all work and inspections performed on or in connection with the Property by or on behalf of Buyer and shall not permit the creation of any lien in favor of any contractor, materialman, mechanic, surveyor, architect or laborer in connection therewith. BUYER SHALL BE RESPONSIBLE FOR AND SHALL AND HEREBY DOES INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ANY CLAIM, COSTS, EXPENSE, LIABILITY, INJURY OR DAMAGE ARISING OUT OF OR IN ANY MANNER CONNECTED WITH SUCH DUE DILIGENCE ACTIVITIES BY BUYER OR BUYER’S EMPLOYEES, AGENTS, REPRESENTATIVES, OR CONTRACTORS OR THEIR SUB-AGENTS OR SUB-CONTRACTORS ON THE PROPERTY, including, without limitation, (i) any and all reasonable attorneys’ fees or court costs incurred by Seller in connection with any such claims or activities and (ii) mechanic’s liens or claims that may be filed against the Property by contractors, subcontractors or materialmen performing such work for Buyer. Buyer’s obligations under this Section 3.05 shall survive the Closing or the termination of this Agreement.

3.06 Permitting Period. Provided Buyer deposits with Escrow Agent the sum of $10,000.00 (the “Initial Permitting Fee”) on or before the expiration of the Feasibility Period, Buyer shall have a period of one hundred eighty (180) days following the expiration of the Feasibility Period (the “Permitting Period”), as such period may be extended herein, to obtain the following approvals from the appropriate governmental authorities: the re-zoning of the Property to mixed-use or multi-family zoning (the “Rezoning”); the approval of the Buyer’s site plan (the “Site Plan”); the civil permit for the horizontal development of the Property in accordance with the Site Plan (the “Civil Permit”, and together with the Rezoning and Site Plan are collectively referred to herein as the “Approvals”). Buyer’s efforts to obtain the Approvals shall always comply with the following requirements:

(a) The Civil Permit shall be deemed obtained by Buyer upon such permits being made available to the Buyer by the applicable governmental authority, notwithstanding the issuance of such permit.

(b) At Buyer’s request, Seller shall reasonably cooperate with Buyer to obtain the Approvals, but without having to incur any out-of-pocket costs and expenses. As a part of the process of seeking the Approvals, Buyer may enter into agreements restricting the use of, or granting easements over, the Property, provided such agreements, easements or other instruments are conditioned upon Buyer closing and obtaining title to the Property, and that such agreements, easements or other instruments shall not be recorded against the Property until after the Closing.

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(c) Buyer will engage design professionals and appropriate consultants to prepare the Site Plan and other documents and applications necessary to obtain the Approvals and thereafter Buyer will use all commercially reasonable efforts to file its application for approval of the Site Plan and all other Approvals with the appropriate city and county governmental agencies and any neighborhood associations, if required, as soon as possible and thereafter diligently prosecute such Approvals to completion using all commercially reasonable efforts within the time periods set forth in this Section 3.06.

(d) During the Permitting Period and any Permitting Extension Period, Buyer will keep Seller informed of all matters related to the Approvals and provide Seller a monthly update of the Approvals process and submissions. Prior to submitting the Site Plan, any applications, documents, building plans or other plans to the appropriate governmental authorities, Buyer will submit such items for Seller’s review and approval, which approval will not unreasonably be withheld or delayed. Seller agrees to review the items submitted in a timely and commercially reasonable time period, but not exceeding ten (10) business days. Should Seller fail to respond in the foregoing time period and such failure results in the Buyer not being able to submit the items to the appropriate governmental agencies on the next scheduled submittal deadline (e.g., a submittal deadline for a planning commission hearing is missed due to a delay by Seller), such that Buyer must wait for the next governmental agency submittal period, then Seller agrees to extend the Permitting Period or Permitting Extension Period, as the case may be, for thirty (30) days or longer if necessary to allow Seller time to review and Seller and Buyer to agree on the submission of the items to the agencies.

(e) Subject to any timelines and review periods contained in this Agreement that relate to a specific Approval, Buyer agrees to submit the preliminary Site Plan for initial staff review with the City of Leander within sixty (60) days of the Effective Date, and thereafter diligently pursue obtaining the Approvals following the submission of the various Approval applications. If Buyer fails to timely submit the preliminary Site Plan to the City of Leander in the foregoing sixty (60) days period, Seller shall have the option to (a) terminate this Agreement and receive the Deposit, (b) extend the time to submit the Approvals. Buyer shall provide Seller or Seller’s representatives with a copy of all submitted Approvals, in a timely manner but no more than five (5) business days after such Approvals are submitted to the respective reviewing authority.

Provided Buyer is in compliance with the provisions of this Section 3.06, and despite Buyer’s diligent efforts to obtain such Approvals, Buyer is unable to obtain such Approvals prior to expiration of the Permitting Period, Buyer shall be entitled to extend the Permitting Period for three (3) periods of ninety (90) days each (each, an “Permitting Extension Period”) by delivering written notice to Seller of such extension (a “Permitting Extension Notice”) prior to expiration of either the original Permitting Period or the then-expiring Permitting Extension Period as the case may be. Upon delivery of a Permitting Extension Notice to Seller of Buyer’s exercise of a Permitting Extension Period, Buyer shall deposit with Escrow Agent the sum of $10,000.00 as an extension fee for each Permitting Extension Period exercised (the “Permitting Extension Fee”). The Initial Permitting Fee and all Permitting Extension Fees shall be nonrefundable but applicable to the Purchase Price at Closing and Title Company is hereby instructed, upon receipt of such fees, to release the funds to Seller immediately upon receipt. If at the end of the Permitting Period, as the same may be extended herein, Buyer is unable to obtain the Approvals, Buyer shall have the right to terminate this Agreement by written notice to Seller and Escrow Agent prior to expiration of the Permitting Period or of the then expiring Permitting Extension Period, as the case may be, whereupon the Deposit shall be returned to Buyer. If Buyer fails to give Seller a notice of termination prior to the expiration of the Permitting Period or the then expiring Permitting Extension Period, Buyer shall have no further right to terminate the Agreement pursuant to this Section 3.06 and will be deemed to have elected to proceed with the Closing, shall pay the Additional Deposit, and the Deposit shall become non-refundable to Buyer, except as elsewhere provided herein. The Permitting Period or Permitting Extension Period will immediately terminate at such time that Buyer obtains the Approvals, and Buyer shall pay the Additional Deposit.

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ARTICLE 4

CLOSING

4.01 Time and Place. The consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of Title Company on or before the day that is sixty (60) days following the termination of the Permitting Period or Permitting Extension Period or as otherwise agreed to in writing by Seller and Buyer (the “Closing Date”).

4.02 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Buyer a duly executed and acknowledged Deed conveying the Property, subject only to the Permitted Exceptions, utilizing the legal description derived from the new Survey.

(b) deliver to Escrow Agent such evidence as the Escrow Agent may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(c) deliver to Buyer a certificate in the form required by Title Company duly executed by Seller stating that Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980;

(d) deliver such affidavits as may be customarily and reasonably required by the Escrow Agent, in a form reasonably acceptable to Seller, including an affidavit sufficient to delete the standard printed exceptions as to “rights of parties in possession” and “rights of tenants in possession “from the Title Policy;

(e) deliver to Buyer possession of the Property, subject to the Permitted Exceptions;

(f) execute a closing statement reasonably acceptable to Seller;

(g) if Seller has exercised the Participation Option, execute the Participation Agreement in the form mutually agreed upon by Seller and Buyer in accordance with Section 1.06; and

(h) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement,

All of the foregoing must be in form and content acceptable to Seller, which acceptance shall not be unreasonably withheld, delayed, or conditioned.

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4.03 Buyer’s Obligations at Closing. At Closing, Buyer shall:

(a) pay to Seller the full amount of the Purchase Price, less the Deposit and such other fees and other funds paid that are applicable to the Purchase Price (e.g., Permitting and Permitting Extension Fees), as the Purchase Price may be increased or decreased by prorations and price adjustments as herein provided, in immediately available funds;

(b) deliver to Escrow Agent such evidence as the Escrow Agent may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(c) deliver such affidavits as may be customarily and reasonably required by the Escrow Agent, in a form reasonably acceptable to Buyer;

(d) execute a closing statement reasonably acceptable to Buyer;

(e) if Seller has exercised the Participation Option, execute the Participation Agreement in the form mutually agreed upon by Seller and Buyer in accordance with Section 1.06; and

(f) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

All of the foregoing must be in form and content satisfactory to Buyer.

4.04 Credits and Prorations.

(a) All normal and customary expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Buyer were vested with title to the Property during the entire day upon which Closing occurs.

(b) Notwithstanding anything contained in Section 4.04(a) hereof, any taxes paid at or prior to Closing shall be prorated based upon the amounts accruing during such calendar year. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within sixty (60) days after such amounts are determined following Closing, subject to the provisions of Section 4.04(c) hereof. Notwithstanding anything to the contrary contained herein, if all or part of the Property has been assessed for tax purposes at a value that will cause “roll-back” taxes to be due upon the change in land usage or ownership of all or part of the Property (“Rollback Taxes”), the Rollback Taxes will be paid at Closing and Buyer will be responsible for 100% of the Rollback Taxes. The provisions of this Section 4.04(b) shall survive Closing; € Except as otherwise provided herein, any expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount and shall be the subject of a final proration ninety (90) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all expense amounts have been ascertained, Buyer shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final.

(d) Subject to the first sentence of Section 4.04(c) hereof, the provisions of this Section 4.04 shall survive Closing.

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4.05 Transaction Taxes and Closing Costs.

(a) Seller shall pay at Closing the following costs and expenses:

(i) the fees of any counsel representing Seller in connection with this transaction; and

(ii) the costs for removing any Buyer’s Title Objections if Seller so elects to remedy any Buyer’s Title Objections, but Seller shall not be obligated to do so; and

(iii) the fee for the title examination and the Title Commitment and the base premium for the Title Policy; and

(iv) the Survey Reimbursement.

(b) Buyer shall pay the following costs and expenses:

(i) the fees of any counsel representing Buyer in connection with this transaction;

(ii) any endorsements to the Title Policy requested by Buyer, including, without limitation, deletion of the survey exception;

(iii) any roll back taxes payable by Buyer pursuant to Section 4.04(b); and

(vi) all other costs of the Title Company for Closing. All costs and expenses incident to this transaction and the Closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(d) The provisions of this Section 4.05 shall survive the Closing.

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4.06 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a) Seller shall have delivered to Buyer all of the items required to be delivered to Buyer, as provided for in Section 4.02 hereof;

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement).

In the event that any one of the foregoing conditions is outstanding or unsatisfied as of the Closing other than due to a default by Buyer under this Agreement, then Buyer shall have as its sole remedies the right to either (i) terminate this Agreement, whereupon the Deposit shall be promptly returned to Buyer less the Independent Consideration and neither party shall have any further rights or obligations hereunder (except for those obligations which expressly survive the termination of this Agreement), or (ii) waive any of such requirements and complete the purchase as herein provided.

4.07 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b) Buyer shall have delivered to Seller all of the items required to be delivered to Seller, as provided for in Section 4.03 hereof.

(c) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement).

In the event that any one of the foregoing conditions is outstanding or unsatisfied as of the Closing other than due to a default by Seller under this Agreement, then Seller shall have as its sole remedies the right to either (i) terminate this Agreement, whereupon the Deposit shall be promptly released by Escrow Agent to Seller less the Independent Consideration and neither party shall have any further rights or obligations hereunder (except for those obligations which expressly survive the termination of this Agreement), or (ii) waive any of such requirements and complete the purchase as herein provided.

4.08 Waiver of Condition Precedent. Either party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in writing signed by such party. No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party (but if a condition is waived, the party waiving the same may not terminate this Agreement or seek other remedies on the basis of the failure of such waived condition). In the event that for any reason any item required to be delivered to a party by the other party hereunder shall not be delivered when required, then such other party shall nevertheless remain obligated to deliver the same to the first party, and nothing (including, but not limited to, the closing of the transaction hereunder) shall be deemed a waiver by the first party of such requirement.

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ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.01 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing:

(a) Pending Actions. To Seller’s knowledge, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller with respect to the Property which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Condemnation. Except as otherwise disclosed to Buyer, to Seller’s knowledge, Seller has not received written notice of any condemnation proceedings relating to the Property.

(d) Litigation. There is no litigation which has been filed against Seller that arises out of the ownership of the Property that, if adversely determined, would materially affect the Property or use thereof, or Seller’s ability to perform hereunder.

(e) Violations. To Seller’s knowledge, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof.

(f) Agreements. To Seller’s knowledge, there are no agreements regarding the operation or management of the Property, except as have been disclosed to Buyer during the Feasibility Period.

(g) Lease Agreements. There are no lease agreements affecting the Property that will be in effect as of Closing.

(h) Applicable Laws. To Seller’s knowledge, Seller has received no written notice from any governmental authority that the Property is in violation of any of the applicable laws governing the Property

Seller’s representations and warranties contained in this Section 5.01 and Section 5.02 below shall survive Closing for a period of three (3) months.

5.02 Environmental Matters. Seller represents and warrants to the best of Seller’s knowledge, and excluding agricultural production, as of the Effective Date (which representation and warranty shall be remade as of the Closing Date): that no notice, demand, claim or other communication has been given or served on Seller from any entity, governmental body or individual claiming any violation of any environmental law or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources (any of the foregoing, whether now existing or hereafter brought, is herein called a “Claim”), and no basis for any Claim exists; or (b) that no investigation, administrative order, consent order, agreement, litigation or settlement is proposed or in existence, or threatened, with respect to or arising from the presence of any Hazardous Material with respect to the Property.

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As used herein, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) lead and any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.). The term “Environmental Laws” shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental, health and safety statutes, ordinances, codes, rules, regulations and orders regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

5.03 Covenants of Seller. From and after the Effective Date and until Closing or any termination or cancellation of this Agreement, Seller, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, conditioned, or denied), shall not (i) enter into a contract, option, right of first refusal or other agreement for the sale, transfer or conveyance, exchange, encumbrance or other disposition of all or any portion of the Property; (ii) execute, grant, amend or modify a lien, pledge, encumbrance, security interest, charge, license, lease, right of way, dedication or easement against or across the Property which will not be released or removed prior to Closing; (iii) enter into any maintenance, management or service contracts for the Property which will remain in force and effect after the Closing; (iv) terminate any liability or hazard insurance for the Property prior to Closing; (v) commit or permit to be committed any waste to the Property; or (vi) enter into any agreement or perform any action which would cause a lien to attach to all or any portion of the Property or which would cause any subsequent mechanics’ lien to relate back to such agreement or action or (vii) fail to operate the Property in substantially the same manner that the Property is operated on the Effective Date. Seller shall promptly furnish Buyer with any notice concerning the Property that Seller receives from any appraisal district, taxing authority or other governmental entity. If at any time prior to Closing there are any parties in possession of any portion of the Property as lessees or tenants or otherwise, Seller shall cause any lease or other agreement with such parties to be terminated prior to the Closing Date and shall cause such parties to vacate the Property prior to the Closing Date. Seller’s termination of any lease or agreement allowing for possession of any portion of the Property shall be at Seller’s sole expense and shall not impose any cost, obligation, encumbrance, or liability upon the Property or upon Buyer. Further, Seller agrees to pay all liabilities arising under any lease or agreement allowing for possession of any portion of the Property, whether arising by virtue of termination of same or otherwise, which obligation shall survive the Closing.

5.05 Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing:

(a) Authority. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement and such transactions does not violate or breach (assuming the passage of time, notice or both) any agreement of Buyer or which affects the properties or assets of Buyer.

(b) Pending Actions. Buyer has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

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ARTICLE 6

DEFAULT

6.01 Default by Buyer. In the event the sale of the Property as contemplated hereunder is not consummated due to Buyer’s default hereunder, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit, as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof. Seller expressly waives its rights to seek damages in the event of Buyer’s default hereunder. Notwithstanding the foregoing, nothing in this Section 6.01 shall limit any recovery by Seller under any indemnities made by Buyer herein or Seller’s rights to any attorneys’ fees or costs recoverable by Seller hereunder.

6.02 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, all Permitting and Permitting Extension Fees, and Feasibility and Feasibility Extension Fees, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. The remedy of specific performance shall be commenced within sixty (60) days after such default, or Buyer shall no longer have the remedy of specific performance. Except as expressly set forth in the preceding sentence, Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder.

6.03 Waiver. In no event shall either party be liable for, and each party hereby waives any claim for, any punitive, indirect, special, speculative or consequential damages, such as lost profits, as a result of the breach of a representation or warranty or any other default hereunder.

ARTICLE 7

RISK OF LOSS

7.01 Condemnation. If during the pendency of this Agreement and prior to Closing, condemnation proceedings are commenced or threatened with respect to any Material Condemnation (as hereinafter defined), Buyer may, at Buyer’s election, terminate this Agreement by written notice to Seller within ten (10) days after Buyer has been notified in writing of the commencement or threat of such condemnation proceedings. In the event of such termination, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as specifically provided herein. If Buyer does not exercise such right to terminate within the period prescribed, then Seller and Buyer, by their respective attorneys, will have the right to appear and to defend their respective interests in the Property in such condemnation proceedings, and any award in condemnation will be assigned to Buyer at Closing or if received by Seller prior to Closing, credited against the Purchase Price in the same amount. As used herein, the term “Material Condemnation” shall mean (i) a condemnation of any portion of the Property having a fair market value of more than Five Hundred Thousand Dollars ($500,000), or (ii) any other condemnation which would result in the remaining Property not conforming with any and all applicable private deed restrictions, required zoning Approvals or which would otherwise materially impair Buyer’s intended use and development of the Property or result in Buyer’s intended development of the Property not being economically feasible.

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ARTICLE 8

BROKERS AND COMMISSIONS

8.01 Brokerage Commissions. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction other than MSL Investments, Attn: Sarah Teel, representing the Seller (“Seller’s Broker”), and _N/A representing the Buyer (“Buyer’s Broker”), (collectively, the “Brokers”). Each party hereto agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees (except Brokers) related to the sale of the Property by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. Seller agrees to pay a commission (the “Commission”) at Closing pursuant to the terms of a separate written agreement between Seller and Seller’s Broker. Buyer’s Broker will be paid 0% Commission at Closing by the Seller. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

Article 9

Disclaimers and Waivers

9.01 No Reliance on Documents. Except as expressly stated herein and in the documents to be executed by Seller at the Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information prepared by third parties and delivered by Seller or its brokers or agents to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

9.02 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED BY SELLER AT THE CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED BY SELLER AT THE CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE EXECUTED BY SELLER AT THE CLOSING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

9.03 Survival of Disclaimers. The provisions of this Article 9 shall survive Closing or any termination of this Agreement.

Article 10

Miscellaneous

10.01 Confidentiality. Seller and Buyer agree that neither shall, without the prior written consent of the other party, make any public announcement about the purchase and sale transaction contemplated hereby or of any of the terms, conditions, or provisions hereof, including without limitation, the Purchase Price, or the results of any inspection, test, survey, or study conducted by Buyer pursuant to this Agreement, including in the event this Agreement is terminated by either party. Each party and its representatives shall hold in strictest confidence all data and information obtained with respect to the other party, whether obtained before or after the execution and delivery of this Agreement and shall not disclose the same to others, except as otherwise may be required by law; provided, however, that it is understood and agreed that (a) Buyer may disclose such data and information regarding the Property to the employees, lenders, consultants, accountants and attorneys of Buyer provided that such persons agree to treat such data and information confidentially. In addition, Buyer shall be entitled to disclose to representatives of Bexar County, Texas, and such other governmental authorities such facts as may be reasonably required in order to obtain confirmation from such governmental authorities of any licenses, rights, exemptions or agreements as may be necessary or required. Seller will not advertise the price of the Property in the public domain, on any website(s), brochures or any other document, internet platform or portal whatsoever. Each party agrees to indemnify and hold the other party harmless from and against any actual loss, injury, damage, claim, lien, cost or expenses, including attorneys’ fees, arising from a breach of the foregoing confidentiality agreement, provided that in no event shall either party be liable to the other for any special, indirect, consequential or punitive damages. The provisions of this Section 10.01 shall survive any termination of this Agreement or Closing of this transaction.

10.02 Exclusivity. In consideration for the considerable amount of time and expense that Buyer will devote to the evaluation of the transaction described herein, Seller agrees that neither Seller nor anyone acting on its behalf will (i) advertise, promote and market the property for sale nor (ii) enter into contracts, options or letters of intent or conclude in any way any offer from any person or entity other than Buyer with respect to the Property unless and until this Agreement terminates; provided, however, that if Seller shall receive an unsolicited offer for the purchase of the Property, Seller’s execution of any so-called “back-up” letter of intent, contract or other agreement shall not be deemed a violation of the foregoing so long as such “back-up” agreement is subject and subordinate to the rights of Buyer hereunder.

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10.03 Public Disclosure. Prior to and after the Closing, any press release or similar release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only upon the mutual agreement of Buyer and Seller and only in the form approved by Buyer and Seller. The provisions of this Section 10.03 shall survive the Closing or any termination of this Agreement.

10.04 Assignment. Buyer shall not assign this Agreement without prior written consent from Seller except to a Permitted Assignee. For purposes of this Section 10.04, the term “Permitted Assignee” shall mean (i) an entity owned by, or affiliated with or that controls, is controlled by or under common control with Buyer (each, an “Affiliate”) or by the principals of Buyer, (ii) any entity of which Buyer or an Affiliate of Buyer acts as the managing member or general partner or (iii) any entity of which Buyer or an Affiliate of Buyer acts as a co-managing member or co-general partner and is materially involved in the management of such entity. Notwithstanding an assignment to a Permitted Assignee, Buyer shall remain liable for all obligations under this Agreement.

10.05 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) legible facsimile transmission or (e) e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile or e-mail transmission, as of the date of the facsimile or e- mail transmission provided that an original of such facsimile is also promptly sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Leander Associates, Ltd. c/o Clearday, Inc.
8800 Village Drive, Suite 106 San Antonio, Texas 78217 Attention: COO
Telephone: (210) 451-0839 Email: BJ@myclearday.com

with a copy to:	Rosenthal Pauerstein Sandoloski Agather LLP
Attn: Susan Rogers
755 E. Mulberry Ave., Ste. 200 San Antonio, Texas 78212 Telephone: (210) 244-8873 Email: srogers@rpsalaw.com

If to Buyer:	Leander Ridge, LLC Attn: Nathan Ruggles
1902 Jentsch Court, Unit B, Austin, TX 78745 Telephone: (512) 565-3501
Email: nathan@derive-dev.com

with a copy to:	Kendrick A. James, PC
16420 Park Ten Place, Suite 125
Houston, Texas 77084
Telephone: (281) 646-2905
Cell: (713) 303-3242
Email: kaj@kajlawfirm.com

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10.06 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.07 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Buyer in connection with the Property.

10.08 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.08 shall survive Closing.

10.09 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.10 Electronic Signatures. In order to expedite the transaction contemplated herein, electronically transmitted signatures (whether by facsimile or email) in place of original signatures on this Amendment is expressly allowed. The parties intend to be bound by the signatures on the electronically transmitted document, are aware that the other parties will rely on the electronically transmitted signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

10.12 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

10.13 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

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10.14 Captions. The Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any Section or any subsection hereof.

10.15 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

10.17 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto; provided, however, this prohibition shall not apply to any recordings expressly contemplated by this Agreement. The provisions of this Section 10.17 shall survive the Closing or any termination of this Agreement.

10.18 Calculation of Time Periods and Performance. Time is of the essence with respect to this Agreement. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5:00 p.m., according to the time at the location of the Property. As used in this Agreement, the term “business day” means every day other than Saturday, Sunday and any other day which is a legal holiday under the laws of the state of Texas or is a day on which banking institutions in such state are required or authorized to close

10.19 1031 Exchange. The parties acknowledge that either may sell or purchase the Property as part of an exchange being made pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto (or such other similar or replacement provisions). The parties agree to cooperate fully with one another in the completion of an exchange; provided, however, that (a) the party not involved in the exchange does not incur any type of out-of-pocket expense or additional liability as a result of such cooperation; and (b) the exchange shall not delay any of the time periods or other obligations of the parties under this Agreement.

10.21 Effective Date. The “Effective Date” of this Agreement shall be the date that a fully executed copy of this Agreement is receipted by the Escrow Agent as indicated by the execution of this Agreement by the Escrow Agent in the space provided therefore below, and the Escrow Agent shall provide notice of such receipt to all parties listed in Section 10.05 hereinabove.

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Article 11

Disclosures

11.01 District. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

11.02 Title Examination or Policy. The Buyer should have the Property examined by an attorney of the Buyer’s choosing or the Buyer should be furnished with or obtain a title policy.

11.03 Certificated Service Area of a Utility Service Provider. If the Property is situated in a certificated service area of a utility service provider, Section 13.257 of the Texas Water Code requires Seller to deliver and the Buyer to sign the required statutory notice.

11.04 Pipelines. If a transportation pipeline, including a pipeline for the transportation of natural gas, natural gas liquids, synthetic gas, liquified petroleum gas, petroleum or a petroleum product or hazardous substance, is located on or within the Property, Seller shall give Buyer statutory notice regarding such pipeline(s) as required by Section 5.013 of the Texas Property Code.

11.05 Public Improvement District. If the Property is in a public improvement district, Section 5.014 of the Texas Property Code requires Seller to deliver and the Buyer to sign the required statutory notice.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

SELLER:

LEANDER ASSOCIATES, LTD.,
a Texas limited partnership

By:	Shadow Retail Partners, L.P.,
a Delaware limited partnership, its General Partner

By:
Name, Title

BUYER:

LEANDER RIDGE, LLC
a Texas limited liability company

By:
Nathan Ruggles, Manager

RECEIPT

An original, fully executed copy of this Agreement has been received by the Escrow Agent this ____day of __________________________, 2022 (the “Effective Date”), and by execution hereof the Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement.

ESCROW AGENT:

PRESIDIO TITLE COMPANY

By:
Name:
Title:

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EXHIBIT A

DESCRIPTION OF PROPERTY

Exhibit A - Page 1

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

THE STATE OF TEXAS	§
§
COUNTY OF WILLIAMSON	§

That Leander Associates, Ltd., a Texas limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash and other good and valuable consideration in hand paid by ____________________a Texas limited liability company (“Grantee”), whose address is 16420 Park Ten Place, Suite 125, Houston, Texas 77084, the receipt and sufficiency of which is hereby acknowledged and confessed, has, subject to the exceptions hereinafter set forth, GRANTED, SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto Grantee, subject to the Permitted Exceptions, the real property, together with all improvements situated thereon LIST MORE (hereinafter referred to as the “Property”) described on Exhibit A attached hereto and made a part hereof together with all and singular the rights, privileges, hereditaments and appurtenances pertaining to such real property, including, but not limited to the following: (a) all adjacent streets, roads, alleys, easements and rights-of-way, public or private, open or proposed, in, across, abutting or adjacent to or used in connection with the Land; (b) strips and gores, if any, between the Land and any abutting properties, whether owned or claimed by deed, limitations or otherwise; (c) all entitlements and development rights relating, belonging or appurtenant to or associated with, the Land, including all right, title, and interest of Seller in and to any and all: (i) utilities, utility capacity, sewage treatment capacity, water rights, water and well permits, water capacity, drainage, and detention rights (including any form of reservation which may be granted by any governmental subdivision), if any to serve or which will serve the Land and improvements now or hereafter constructed thereon; (ii) assignable existing licenses, permits, governmental approvals and authorizations issued by any governmental authority in connection with the Land; (iii) rights under zoning cases, preliminary plans, plats, and other development applications and approvals; and (iv) all other development rights, powers, privileges, options, or other benefits associated with, that pertain to, are attributable to, are appurtenant to, apply to, or which otherwise benefit the land.

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, together with the rights and appurtenances thereto belonging, unto Grantee and Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor and Grantor’s successors and assigns to warrant and forever defend the Property, subject to the Permitted Exceptions, unto Grantee and Grantee’s successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

Exhibit B - Page 1

This conveyance is further made subject to the liens securing standby fees, taxes and assessments by any taxing authority for the year 2022 and subsequent years (collectively, the “Ad Valorem Taxes”), as well as to all those covenants, conditions, easements, restrictions, encumbrances and exceptions set forth on Exhibit B attached hereto and made a part hereof (collectively, the “Permitted Exceptions”). Grantee, by acceptance of delivery of this Deed, assumes and agrees to perform all of Grantor’s obligations under the Permitted Exceptions and to pay the Ad Valorem Taxes.

EXCEPT AS SPECIFICALLY PROVIDED IN THE PURCHASE AND SALE AGREEMENT, DATED _____________________, 2022 (THE “AGREEMENT”), BETWEEN GRANTOR AND GRANTEE AND IN THE CLOSING DOCUMENTS EXECUTED BY GRANTOR THEREUNDER, THE PROPERTY IS CONVEYED “AS IS” AND “WITH ALL FAULTS.” EXCEPT AS SPECIFICALLY PROVIDED IN THE AGREEMENT AND IN THE CLOSING DOCUMENTS EXECUTED BY GRANTOR THEREUNDER, GRANTOR DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW (EXCEPT AS TO TITLE AS PROVIDED IN THIS DEED), WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, together with all the rights and appurtenances thereto in anyway belonging, to Grantee FOREVER; and Grantor binds itself to WARRANT and FOREVER DEFEND, title to the Property to Grantee against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise, subject to the matters set forth in this Deed.

Ad Valorem Taxes for the current year shall be prorated and adjusted to the date of this Deed, and, by acceptance of this Deed, Grantee hereby assumes payment of all such taxes and assessments.

IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor on this _____ day of _______, 202_

GRANTOR:

THE STATE OF TEXAS	§
§
COUNTY OF _______________	§

This instrument was acknowledged before me on the _____ day of _____________, 2022, by _____ ___________, ________________ of ________________________.

Notary Public in and for the State of South Carolina

Printed Name

AFTER RECORDING RETURN TO:

Attention:

Exhibit B - Page 2